Exhibit 99.1

The TJX Companies, Inc. Reports Q1 FY23 Results; Marmaxx Comp Store Sales Increased 3%

  Q1 FY23 GAAP pretax margin of 7.5%
  Q1 FY23 adjusted pretax margin of 9.4%, which excludes a 1.9 percentage point charge related to a write-down of the Company’s minority investment in Familia, was above the Company’s plans
  FY23 GAAP pretax margin outlook of 9.2% to 9.4%; increasing FY23 adjusted pretax margin outlook to 9.6% to 9.8%
  Q1 FY23 Marmaxx comp store sales increased 3% over a 12% open-only comp store sales increase last year
  Q1 Marmaxx comp increase driven by customer traffic
  Q1 FY23 U.S. comp store sales growth rounded down to flat over a 17% U.S. open-only comp store sales increase last year
  Q1 FY23 GAAP diluted earnings per share were $.49
  Q1 FY23 adjusted diluted earnings per share of $.68, which excludes a $.19 charge related to a write-down of the Company’s minority investment in Familia, was above the Company’s plans
  Returned $907 million to shareholders in Q1 FY23 through share repurchases and dividends

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 18, 2022--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the first quarter ended April 30, 2022. Net sales for the first quarter of Fiscal 2023 were $11.4 billion, an increase of 13% versus the first quarter of Fiscal 2022. U.S. comp store sales (defined below) growth rounded down to flat over a 17% increase in U.S. open-only comp store sales (defined below) in the first quarter of Fiscal 2022. Net income for the first quarter of Fiscal 2023 was $587 million, and GAAP diluted earnings per share were $.49 versus $.44 per share in the first quarter of Fiscal 2022. Excluding a charge of $.19 related to a write-down of the Company’s minority investment in Familia (see below), adjusted diluted earnings per share were $.68.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am very pleased with our first quarter performance. I want to recognize the continued commitment and dedication of our talented Associates who bring outstanding values on branded, quality merchandise to our customers every day. I am particularly pleased that our first quarter pretax profit margin and earnings per share, each on an adjusted basis, exceeded our plans even though our sales were slightly below our planned range. This underscores the power of our flexible, off-price business model when we execute well. For the full year, we see opportunity to further improve our profitability. I also want to highlight our largest division, Marmaxx, delivered a comp store sales increase of 3% over 12% open-only comp growth last year, which was driven by an increase in customer traffic. We believe our value proposition is as appealing as ever for consumers in today’s retail environment, and we are excited about our initiatives to drive customer traffic and sales. We remain focused on our long-term vision to become an increasingly profitable, $60-billion-plus company.”

U.S. Comparable Store Sales and Open-Only Comparable Store Sales

The Company’s U.S. comparable store sales by division in the first quarter of Fiscal 2023 and open-only comparable store sales by division in the first quarter of Fiscal 2022 were as follows:

	First Quarter FY2023 U.S. Comparable Store Sales[1]	First Quarter FY2022 Open-Only Comparable Store Sales[2]

Marmaxx[3]	+3%	+12%
HomeGoods[4]	-7%	+40%

Total U.S.[5]	0%	+17%

1Comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, homegoods.com, and sierra.com). 2This measure reports the sales increase or decrease of these stores for the days they were open in the first quarter of Fiscal 2022 against sales of those stores for the same days in Fiscal 2020, prior to the emergence of the COVID-19 global pandemic. 3Combination of T.J. Maxx, Marshalls, and Sierra stores. 4Combination of HomeGoods and Homesense stores. 5Combination of Marmaxx and HomeGoods divisions.

Net Sales by Division

The Company’s net sales by division in the first quarter of Fiscal 2023 were as follows:

	First Quarter Net Sales ($ in millions)[1,2]
	FY2023	FY2022

Marmaxx (U.S.)[3]	$6,872	$6,640
HomeGoods (U.S.)[4]	$2,036	$2,142
Total U.S. [5]	$8,908	$8,782
TJX Canada	$1,082	$766
TJX International (Europe & Australia)	$1,417	$539

TJX	$11,406	$10,087

1Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. 2Figures may not foot due to rounding. 3Combination of T.J. Maxx, Marshalls, and Sierra stores, and tjmaxx.com, marshalls.com, and sierra.com e-commerce sites. 4Combination of HomeGoods and Homesense stores, and the homegoods.com e-commerce site. 5Combination of Marmaxx and HomeGoods divisions.

Margins

For the first quarter of Fiscal 2023, the Company’s consolidated pretax profit margin was 7.5%. Excluding a 1.9 percentage point negative impact from a charge related to a write-down of the Company’s minority investment in Familia (see below), adjusted consolidated pretax margin was 9.4%, compared to 7.2% in the first quarter of Fiscal 2022. This increase was driven by a benefit from a reduction in COVID-related expenses and the annualization of temporary store closures internationally last year, the Company’s pricing initiative, and strong markon. These benefits were partially offset by approximately 2.2 percentage points of incremental freight pressure and approximately 0.7 percentage points of incremental wage pressure.

Gross profit margin for the first quarter of Fiscal 2023 was 27.9%, a 0.2 percentage point decrease versus the first quarter of Fiscal 2022. Selling, general and administrative (SG&A) costs as a percent of sales for the first quarter of Fiscal 2023 were 18.4%, a 2.1 percentage point decrease versus the first quarter of Fiscal 2022.

Inventory

Total inventories as of April 30, 2022 were $7.0 billion, compared with $5.1 billion at the end of the first quarter of Fiscal 2022. Consolidated inventories on a per-store basis as of April 30, 2022, including the distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were up 35% on a reported basis (up 37% on a constant currency basis). Overall availability of quality, branded merchandise in the marketplace remains excellent. The Company is comfortable with its inventory levels, particularly in consideration of more normalized, pre-pandemic levels. The Company is confident it is well positioned to flow exciting merchandise to its stores and e-commerce sites throughout the summer season.

Cash and Shareholder Distributions

For the first quarter of Fiscal 2023, the Company used $634 million of operating cash flow due to timing of inventory purchases and related accounts payable. The Company ended the quarter with $4.3 billion of cash.

During the first quarter, the Company returned a total of $907 million to shareholders. The Company repurchased a total of $600 million of TJX stock, retiring 9.5 million shares, and paid $307 million in shareholder dividends during the quarter. The Company continues to expect to repurchase approximately $2.25 to $2.50 billion of TJX stock in Fiscal 2023. The Company may adjust this amount up or down depending on various factors. In addition, the Company increased its dividend by 13% in the first quarter of Fiscal 2023. The Company remains committed to returning cash to its shareholders while continuing to invest in the business to support the near- and long-term growth of TJX.

Commitment to Divest from Familia

On March 3, 2022, the Company announced that it has committed to divesting its minority investment in Familia, an off-price retailer that operates in Russia, which it continued to hold at the end of the first quarter of Fiscal 2023. The Company has recorded an impairment charge of $217.6 million, representing the entirety of the Company’s investment. This impairment charge negatively impacted first quarter Fiscal 2023 earnings per share by $.19.

Second Quarter, Full Year, and Second Half Fiscal 2023 Outlook

For the start of the second quarter, the Company is pleased with its sales trends. For the second quarter of Fiscal 2023, the Company is planning U.S. comparable store sales to be down 1% to down 3% versus a 21% U.S. open-only comp store sales increase in the second quarter of Fiscal 2022. This comp sales guidance implies stronger 3-year stacked comp sales growth in the second quarter of Fiscal 2023 than in the first quarter of Fiscal 2023. (3-year stacked comp sales is the sum of the comparison of Fiscal 2023 U.S. comp store sales to Fiscal 2022 open-only comp store sales plus the comparison of Fiscal 2022 open-only comp store sales to Fiscal 2020 comp store sales.) For the second quarter of Fiscal 2023, the Company expects diluted earnings per share to be in the range of $.65 to $.69.

For the full year Fiscal 2023, the Company now expects U.S. comparable store sales to be up 1% to 2% over a 17% U.S. open-only comp store sales increase in Fiscal 2022, which reflects the Company’s actual first quarter U.S. comp sales and second quarter U.S. comp sales plan. For the full year Fiscal 2023, the Company expects pretax margin in the range of 9.2% to 9.4% and is increasing its outlook for adjusted pretax margin to a range of 9.6% to 9.8%. The Company expects diluted earnings per share in the range of $2.94 to $3.01 and adjusted diluted earnings per share in the range of $3.13 to $3.20. Adjusted pretax margin and adjusted earnings per share plans exclude the negative impact from the charge related to a write-down of the Company’s minority investment in Familia.

The Company’s full year Fiscal 2023 outlook implies a 4% to 5% U.S. comparable store sales increase in the second half of Fiscal 2023, over a 14% U.S. open-only comp store sales increase in the second half of Fiscal 2022. The Company’s full year Fiscal 2023 outlook also implies second half Fiscal 2023 pretax margin in the double-digit range.

Stores by Concept

During the first quarter ended April 30, 2022, the Company increased its store count by 26 stores to a total of 4,715 stores and increased square footage by 0.4% versus the previous quarter.

	Store Locations[1]		Gross Square Feet[2]
	First Quarter FY2023		First Quarter FY2023
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,284	1,285	35.0	35.0
Marshalls	1,148	1,155	32.7	32.8
HomeGoods	850	859	19.8	20.0
Sierra	59	60	1.2	1.3
Homesense	39	39	1.0	1.0
In Canada:
Winners	293	293	8.0	8.0
HomeSense	147	148	3.4	3.4
Marshalls	106	106	2.8	2.8
In Europe:
T.K. Maxx	618	623	17.3	17.4
Homesense	77	77	1.5	1.5
In Australia:
T.K. Maxx	68	70	1.5	1.5

TJX	4,689	4,715	124.2	124.7

1Store counts above include both banners within a combo or a superstore.
2Square feet figures may not foot due to rounding.

Fiscal 2023 U.S. Comparable Store Sales

For Fiscal 2023, the Company returned to its historical definition of comparable store sales. While stores in the U.S. were open for all of Fiscal 2022, a significant number of stores in TJX Canada and TJX International (Europe and Australia) experienced COVID-related temporary store closures and government-mandated shopping restrictions during Fiscal 2022. Therefore, the Company cannot measure year-over-year comparable store sales with Fiscal 2022 in these geographies in a meaningful way. As a result, the comparable stores included in the Fiscal 2023 measure consist of U.S. stores only, which, for clarity, the Company refers to as U.S. comparable store sales and are calculated against sales for the comparable periods in Fiscal 2022.

Fiscal 2022 Open-Only Comp Store Sales

Due to the temporary closing of stores as a result of the COVID-19 global pandemic, the Company’s historical definition of comp store sales was not applicable in Fiscal 2022. In order to provide a performance indicator for its stores, the Company temporarily reported open-only comp store sales. The Company’s open-only comp store sales calculation includes stores initially classified as comp stores at the beginning of Fiscal 2021. This measure reports the sales increase or decrease of these stores for the days the stores were open in Fiscal 2022 against sales for the same days in Fiscal 2020, prior to the emergence of the global pandemic.

Global Corporate Responsibility

In the first quarter of Fiscal 2023, the Company announced four new environmental sustainability goals that expanded and accelerated the Company’s previous environmental commitments. These new goals further demonstrate the Company’s continued commitment to pursuing initiatives that are environmentally responsible and smart for business.

As part of the Company’s global environmental sustainability efforts, the Company is aiming to:

  Achieve net zero greenhouse gas (GHG) emissions in its operations by 2040
  Source 100% renewable energy in its operations by 2030
  Divert 85% of its operational waste from landfill by 2027
  Shift 100% of the packaging for products developed in-house by its product design team to be reusable, recyclable, or contain sustainable materials by 2030

More information about the Company’s environmental sustainability efforts, including progress toward its previously set global science-based GHG emissions reduction target, is available at www.tjx.com/responsibility/environment/.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of April 30, 2022, the end of the Company’s first quarter, the Company operated a total of 4,715 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and five e-commerce sites. These include 1,285 T.J. Maxx, 1,155 Marshalls, 859 HomeGoods, 60 Sierra, and 39 Homesense stores, as well as tjmaxx.com, marshalls.com, homegoods.com, and sierra.com, in the United States; 293 Winners, 148 HomeSense, and 106 Marshalls stores in Canada; 623 T.K. Maxx and 77 Homesense stores, as well as tkmaxx.com, in Europe; and 70 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

First Quarter Fiscal 2023 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s first quarter Fiscal 2023 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (U.S. only) or (203) 369-0233 through Wednesday, May 25, 2022, or at TJX.com.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, dividends and share repurchases, and fiscal 2023 outlook. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the ongoing COVID-19 pandemic and associated containment and remediation efforts; execution of buying strategy and inventory management; various marketing efforts; customer trends and preferences; competition; operational and business expansion; management of large size and scale; merchandise sourcing and transport; labor costs and workforce challenges; personnel recruitment, training and retention; data security and maintenance and development of information technology systems; corporate and retail banner reputation; cash flow; expanding international operations; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; inventory or asset loss; economic conditions and consumer spending; market instability; serious disruptions or catastrophic events; disproportionate impact of disruptions in the second half of the fiscal year; commodity availability and pricing; adverse or unseasonable weather; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021

Net sales	$11,406,474	$10,086,661

Cost of sales, including buying and occupancy costs	8,223,213	7,255,635
Selling, general and administrative expenses	2,094,582	2,064,992
Impairment on equity investment	217,619	—
Interest expense, net	18,785	44,688

Income before income taxes	852,275	721,346
Provision for income taxes	264,802	187,416

Net income	$587,473	$533,930

Diluted earnings per share	$0.49	$0.44

Cash dividends declared per share	$0.295	$0.26

Weighted average common shares – diluted	1,189,263	1,221,517

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	April 30, 2022	May 1, 2021

Assets:
Current assets:
Cash and cash equivalents	$4,295.1	$8,775.5
Accounts receivable and other current assets	1,141.7	1,061.7
Merchandise inventories	6,989.8	5,114.6
Federal, state and foreign income taxes recoverable	53.7	64.2

Total current assets	12,480.3	15,016.0

Net property at cost	5,289.2	5,067.8

Operating lease right of use assets	9,066.9	9,121.6
Goodwill	96.9	99.3
Other assets	776.7	996.7

Total Assets	$27,710.0	$30,301.4

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$4,370.6	$4,433.3
Accrued expenses and other current liabilities	4,072.4	3,823.1
Current portion of operating lease liabilities	1,575.6	1,650.6

Total current liabilities	10,018.6	9,907.0

Other long-term liabilities	908.9	1,033.2
Non-current deferred income taxes, net	54.1	33.9
Long-term operating lease liabilities	7,777.2	7,853.2
Long-term debt	3,355.8	5,334.9

Shareholders’ equity	5,595.4	6,139.2

Total Liabilities and Shareholders' Equity	$27,710.0	$30,301.4

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Cash flows from operating activities:
Net income	$587.5	$533.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	219.6	215.4
Impairment on equity investment	217.6	—
Deferred income tax provision (benefit)	11.5	(16.2)
Share-based compensation	27.3	50.5
Changes in assets and liabilities:
(Increase) in accounts receivable and other assets	(98.6)	(144.7)
(Increase) in merchandise inventories	(1,085.3)	(750.6)
Decrease (increase) in income taxes recoverable	60.8	(27.9)
(Decrease) in accounts payable	(52.8)	(410.2)
(Decrease) increase in accrued expenses and other liabilities	(487.8)	216.0
(Decrease) in net operating lease liabilities	(3.9)	(50.3)
Other, net	(30.4)	(48.6)
Net cash (used in) operating activities	(634.5)	(432.7)

Cash flows from investing activities:
Property additions	(314.4)	(225.3)
Purchase of investments	(15.6)	(7.3)
Sales and maturities of investments	5.5	7.7
Net cash (used in) investing activities	(324.5)	(224.9)

Cash flows from financing activities:
Payments on debt	—	(750.0)
Payments for repurchase of common stock	(607.2)	—
Cash dividends paid	(309.5)	(315.2)
Proceeds from issuance of common stock	18.1	36.5
Other	(32.5)	(24.4)
Net cash (used in) financing activities	(931.1)	(1,053.1)

Effect of exchange rate changes on cash	(41.6)	16.6

Net (decrease) in cash and cash equivalents	(1,931.7)	(1,694.1)
Cash and cash equivalents at beginning of year	6,226.8	10,469.6

Cash and cash equivalents at end of period	$4,295.1	$8,775.5

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Net sales:
In the United States:
Marmaxx	$6,872,270	$6,640,486
HomeGoods	2,035,785	2,141,756
TJX Canada	1,081,528	765,536
TJX International	1,416,891	538,883
Total net sales	$11,406,474	$10,086,661

Segment profit (loss):
In the United States:
Marmaxx	$904,222	$824,855
HomeGoods	121,985	251,602
TJX Canada	126,618	71,577
TJX International	13,232	(221,558)
Total segment profit	1,166,057	926,476

General corporate expense	77,378	160,442
Impairment on equity investment	217,619	—
Interest expense, net	18,785	44,688
Income before income taxes	$852,275	$721,346

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1. During the first quarter ended April 30, 2022, the Company returned a total of $0.9 billion to shareholders. The Company repurchased and retired 9.5 million shares of its common stock at a cost of $0.6 billion on a "trade date" basis and paid $0.3 billion in shareholder dividends. In February 2022, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $3.0 billion of TJX common stock from time to time. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2. During the quarter ended April 30, 2022, the Company announced that it has committed to divesting its minority investment in Familia, an off-price retailer that operates in Russia, and as a result, the Company completed an impairment analysis of this investment. Based on this analysis, the Company concluded that there was an other-than-temporary impairment of this investment and recorded an impairment charge of $218 million, representing the entirety of the Company's investment. This charge had a $0.19 negative impact on diluted earnings per share for the first quarter of fiscal 2023.

Contacts

The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323